UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K/A
(Amendment No. 1)
 _______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2014

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MASIMO CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	001-33642	33-0368882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Parker Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 297-7000
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously reported in the Current Report on Form 8-K filed by Masimo Corporation (“Masimo”) on July 3, 2014 (the “Prior Form 8-K”), on June 27, 2014, Masimo appointed Anand Sampath as its Chief Operating Officer. At the time of the filing of the Prior Form 8-K, Masimo disclosed that, in connection with Mr. Sampath’s appointment as Masimo’s Chief Operating Officer, Masimo did not, among other things: (1) enter into any material amendment of any plan, contract or arrangement to which Mr. Sampath was a party prior to his appointment as Masimo’s Chief Operating Officer, or (2) grant any award to Mr. Sampath prior to his appointment as Masimo’s Chief Operating Officer. Following Mr. Sampath’s appointment, the Compensation Committee of Masimo’s Board of Directors (the “Compensation Committee”) approved the grant of an equity award to and a salary increase for Mr. Sampath in connection with his appointment as Chief Operating Officer. The Prior Form 8-K is hereby amended to add the information provided below regarding the equity award and salary increase approved by the Compensation Committee.
In connection with Mr. Sampath’s appointment as Masimo’s Chief Operating Officer, Mr. Sampath was granted an option to purchase 50,000 shares of Masimo’s common stock with an exercise price of $21.77 per share, the closing price of Masimo’s common stock on August 12, 2014, the date of grant, and Mr. Sampath’s annual base salary was increased by $80,000, retroactive to July 1, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION a Delaware corporation

Date: August 14, 2014	By:	/s/ MARK P. DE RAAD
Mark P. de Raad
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)